EXHIBIT 21




The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

     CACI, Inc., a Delaware Corporation
     CACI, INC.-FEDERAL, a Delaware Corporation
     CACI, INC.-COMMERCIAL, a Delaware Corporation
     CACI Products Company, a Delaware Corporation
     American Legal Services Corp., a Delaware Corporation
     CACI Field Services, Inc., a Delaware Corporation
     CACI N.V., a Netherlands Corporation
     CACI Limited, a U.K. Corporation
     Automated Sciences Group, Inc., a Delaware Corporation
     IMS Technologies, Inc., a Delaware Corporation